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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): AUGUST 3, 1999



                         VALUEVISION INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)



          MINNESOTA                  0-20243               41-1673770
(State or Other Jurisdiction     (Commission File        (IRS Employer
      of Incorporation)               Number)         Identification No.)


6740 SHADY OAK ROAD, MINNEAPOLIS, MN                               55344-3433
  (Address of Principal Executive Offices)                         (Zip Code)


       Registrant's telephone number, including area code: (612) 947-5200


                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)






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ITEM 5. OTHER EVENTS

(A)  STUART GOLDFARB NAMED VICE CHAIRMAN, VALUEVISION INTERNATIONAL, INC.

NBC EXECUTIVE TO DRIVE FUTURE GROWTH OF COMPANY, 39.9% OWNED BY NBC AND GE
EQUITY

     On August 3, 1999, ValueVision International, Inc. ("ValueVision") announced that Stuart Goldfarb, Executive Vice President and Managing Director, Worldwide Business Development, NBC, has been named Vice Chairman of ValueVision International, Inc. Gene McCaffery, Chairman, President and Chief Executive Officer of ValueVision International, Inc. made the announcement.

     As Vice Chairman, Mr. Goldfarb will be responsible for pursuing a series of new e-commerce, programming and investment initiatives, as well as managing the Company's strategic alliance with NBC and GE Equity, which together beneficially own 39.9% of ValueVision. Mr. Goldfarb will also take a leadership role in working with NBC's cable distribution group to increase the cable carriage of ValueVision's home shopping channel, which presently reaches over 29 million full-time equivalent homes. Mr. Goldfarb will remain with NBC through a transitional period before formally joining ValueVision.

     As NBC's Executive Vice President and Managing Director of Worldwide Business Development, Mr. Goldfarb was responsible for coordinating much of NBC's U.S. and international business development activities. He was a principal architect of NBC's strategic alliances with ValueVision, Dow Jones & Company, and National Geographic. He has served as Chairman of National Geographic Channel and on the Board of Directors of CNBC International.

     Mr. Goldfarb joined NBC in 1995 from Communications Equity Associates, where he had been Managing Director, Asia Pacific Region. At CEA, he focused on international transactions in the Asian-Pacific region and in Europe. Before joining CEA, Mr. Goldfarb was president of Heartland Ventures Inc. (1988-92), a media consulting and investment firm which provided consulting services to clients in the United States and Europe, and which invested in cable television systems and newspapers. Mr. Goldfarb was previously vice president, co-founder and principal of James Communications Inc., a cable television operator serving approximately 95,000 subscribers, from 1986 until the sale of the company in 1987.

     From 1984 to 1986, Mr. Goldfarb was responsible for all legal, regulatory, administrative and governmental affairs for the Cable Television Division of Capital Cities Communications, Inc., which owned 55 cable systems serving 380,000 subscribers. Formerly, Mr. Goldfarb was associated with Fly, Schuebruk, Gaguine, Boros, Schulkind and Braun, a communications law firm now merged with Rosenman and Colin.

     Mr. Goldfarb served as law clerk to Hon. A. Simon Chrein of the United States District Court, Eastern District of New York, from 1980 to 1981.


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     (B)  VALUEVISION ANNOUNCES SENIOR MANAGEMENT PROMOTIONS

     CARY DEACON PROMOTED TO PRESIDENT OF VALUEVISION INTERACTIVE - STEVE JACKEL
         PROMOTED TO PRESIDENT OF VALUEVISION, TV HOME SHOPPING OPERATIONS

     On August 3, 1999 ValueVison announced the promotions of Cary Deacon, former Executive Vice President, New Business Development, to the newly created position of President of ValueVision Interactive and Steve Jackel, former Executive Vice President and General Manager of ValueVision, to the newly created position of President of ValueVision, TV Home Shopping.

     STEVE JACKEL PROMOTED TO PRESIDENT OF VALUEVISION, TV HOME SHOPPING OPERATIONS

     Steve Jackel, former Executive Vice President and General Manager of ValueVision, TV Home Shopping Operations, has been promoted to the newly-created position of President of ValueVision, TV Home Shopping Operations. Mr. Jackel will continue to report to Mr. McCaffery and be responsible for ValueVision's television home shopping network merchandising, marketing, production and programming functions.

     Since 1996, Mr. Jackel has served as President and Chief Operating Officer of Florida-based Concord Camera Corporation (Nasdaq: LENS - news), a designer, manufacturer and distributor of a wide range of single use and traditional cameras worldwide with global sales of over $100 million. From 1990-1995, Mr. Jackel held increasingly responsible positions at Beverly Hills, California-based McCrory Corporation with his most recent position as Chairman and Chief Executive Officer of McCrory Stores and President of McCrory Corporation. Prior to 1990, Mr. Jackel spent 25 years in the retail field and 5 years as Owner/President of Harjac Consulting Corporation.

          CARY DEACON PROMOTED TO PRESIDENT OF VALUEVISION INTERACTIVE

     Cary Deacon, former Executive Vice President, New Business Development of ValueVision, has been promoted to the newly-created position of President, ValueVision Interactive. Mr. Deacon, who will report to Mr. Goldfarb, Executive Vice Chairman of ValueVision, will be responsible for the development and execution of ValueVision's online and e-commerce strategy.

     Mr. Deacon joined the Company in September 1998 as Vice President, Marketing. He was appointed as Senior Vice President Marketing and Business Development in December 1998 and recently promoted to Executive Vice President, New Business Development. Mr. Deacon has served as Senior Vice President of Marketing and Public Relations for several multi-billion dollar retailers, most recently at Macy's. In addition he served as President and COO of Saffer Advertising.





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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                              VALUEVISION INTERNATIONAL, INC.

                                              By:   s/ Edwin Pohlmann
                                                  ------------------------------
                                                       Edwin Pohlmann
Date: August 5, 1999                          Executive Vice President and Chief
                                                       Operating Officer








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